Exhibit 10(p)

Oxford Health Plans, Inc. Deferred Compensation Plan

Effective January 1, 2004

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OXFORD HEALTH PLANS, INC. DEFERRED COMPENSATION PLAN

Effective January 1, 2004

Purpose

          The purpose of this Plan is to enable a select group of management or highly compensated employees and members of the board of directors of Oxford Health Plans, Inc. (the “Company”) to defer compensation. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

          For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Account Balance, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Account Balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding Incentive Payments, overtime, fringe benefits, stock options, restricted stock awards, relocation expenses, non-monetary awards and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated without regard to any reductions for compensation voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified plans of the Company (and therefore shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3) or 402(h) pursuant to plans established by the Company).

1.3	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary and/or Incentive Payments, or Directors Fees that a Participant elects to have, and is, deferred and credited to the Participant’s Account Balance in accordance with Article 3, for the Plan Year of reference. In the event of a Participant’s Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.6	“Board” shall mean the board of directors of the Company or its Compensation Committee.

1.7	“Bonus Deferrals” shall mean that portion of the compensation paid to a Participant as an annual, sales or other bonus that the Participant elects to have, and is, deferred in accordance with Article 3, for the Plan Year of reference, provided, however, deferrals of bonuses other than annual, sales or LTIP Payouts shall require Committee consent.

1.8	“Change in Control” shall have the meaning set forth in the Company’s 2002 Equity Incentive Compensation Plan, as amended from time to time (or its successor).

1.9	“Claimant” shall have the meaning set forth in Section 13.2.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Committee” or “Plan Committee” shall mean the Company’s Retirement Committee; provided that, with respect to any determination made under the Plan pertaining to an “officer”, “director” or “ten percent beneficial owner” of the Company, within the meaning of Section 16 of the Securities Exchange Act of 1934, “Committee” or “Plan Committee” shall mean the Company’s Compensation Committee.

1.12	“Common Stock” shall mean the common stock of the Company, $0.01 par value or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

1.13	“Company” shall mean Oxford Health Plans, Inc., and any successor to all or substantially all of the Company’s assets or business.

1.14	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be payable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all payments that are “subject to the Deduction Limitation” under this Plan. If the Committee determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Committee to ensure that the entire amount of any payment to the Participant pursuant to this Plan is deductible, the Committee may cause the Company to defer all or any portion of a payment under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited or debited with additional amounts in accordance with Section 3.6 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be paid to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the payment is made will not be limited by Code Section 162(m).

1.15	“Director” shall mean a non-Employee member of the Company’s Board.

1.16	“Directors Fees” shall mean any cash retainer and meeting fee paid to a Director for each regular or special meeting and for any committee meetings attended in person, by teleconference or other similar means.

1.17	“Disability” shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Company’s long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant of said plan, as determined in the sole discretion of the Committee. If the Company does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.18	“Effective Date” shall mean the effective date of the Plan, which is January 1, 2004.

1.19	“Election Form” shall mean the form or forms established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20	“Employee” shall mean an individual who is an employee of the Company or subsidiary of the Company and whose position is designated as Vice President or above (excluding regional vice presidents and similar positions).

1.21	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.22	“Guideline LTIP Deferral” shall mean that portion of a Participant’s LTIP Payout that the Participant elects to have, and is, deferred for the Plan Year of reference in accordance with Article 3, and in accordance with the provisions of the Company’s stock ownership guidelines, as in effect from time to time, that address the election by certain senior officers to defer a percentage of his or her after-tax LTIP Payout (i.e., fifteen percent (15%), twenty five percent (25%) or fifty percent (50%), depending on the office that the executive holds) towards meeting his or her expected Company stock ownership level. (Solely with respect to an LTIP Payout relating to the 2003-2004 performance period under the LTIP, the portion of such LTIP Payout that the Participant may elect to defer as a “Guideline LTIP Deferral” shall be his or her applicable percentage (i.e., fifteen percent (15%), twenty five percent (25%) or fifty percent (50%)) of the after-tax amount of the excess of the Participant’s long-term incentive award determined under the two (2) year performance period under the LTIP (i.e., 2003-2004) over the Participant’s long-term incentive award determined under the three (3) year performance period ending in 2004.

1.23	“Incentive Payment” shall mean any compensation paid to a Participant as commissions, annual, sales or other bonus, LTIP Payout or RSU Payout relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year. These Incentive Payment items, collectively, are referred to herein as the “Incentive Payments”

1.24	“Insider Trading Policy” shall mean the Company’s Policy Statement on Non-Public Information and Policy Statement on Covered Manager Transactions in Oxford Securities as in effect from time to time.

1.25	“LTIP” shall mean the Company’s Amended and Restated 2001 Management Incentive Compensation Plan for Covered Employees (as defined in Code Section 162(m)) and its Amended and Restated 2001 Management Incentive Compensation Plan for non-Covered Employees.

1.26	“LTIP Payout” shall mean any long-term incentive award paid to a Participant under the LTIP relating to services performed during any performance period, whether paid or not paid during such performance period or included on the Federal Income Tax Form W-2 during such performance period.

1.27	“Participant” shall mean any Employee and any Director (i) who is selected by the Committee to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form(s) and Beneficiary Designation Form are accepted by the

Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. Except as expressly provided herein, a spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan.

1.28	“Plan” shall mean this Deferred Compensation Plan, as evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.29	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, executed by a Participant and the Company that shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant.

1.30	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect.

1.31	“RSU Payout” shall mean the vesting of any restricted stock units or other similar equity-based awards awarded to a Participant under the Company’s 2002 Equity Incentive Compensation Plan (including any successor plan or other plan pursuant to which the Company can award restricted stock units or other similar equity-based awards) relating to services performed during any calendar year, whether paid or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year.

1.32	“RSU Deferral” shall mean that portion of a Participant’s RSU Payout that the Participant elects to have deferred for the Plan Year of reference, in accordance with Article 3, and that the Committee, in its discretion, approves for deferral.

1.33	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.34	“Stock Unit” shall mean an artificial unit of value representing the value of one share of Common Stock. Stock Units shall not have voting rights.

1.35	“Stock Unit Fund” shall mean a Measurement Fund (as described in Section 3.6(d)) maintained on the books of the Company reflecting credits to Participants’ Account Balances in Stock Units.

1.36	“Stock Unit Sub-Account” shall mean the portion (if any) of a Participant’s Account Balance allocated to the Stock Unit Fund.

1.37	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.38	“Termination of Employment” shall mean (a) the severing of employment with the Company, or (b) severance as a Director, voluntarily or involuntarily, for any reason. A mere transfer of status from employment to service as a Director or from service as a Director to employment shall not be a Termination of Employment.

1.39	“Unforseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.40	“Yearly Installment Method” shall be a yearly installment payment over five (5) years or ten (10) years, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day). The date of reference with respect to the first yearly installment payment, and the date of payment of that initial installment, shall be as provided in Section 5.2, and the date of reference with respect to each subsequent yearly installment payment shall be the anniversary of the initial installment payment. The yearly installment shall be calculated by multiplying the Account Balance, so calculated, by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects payment pursuant to the five (5) Yearly Installment Method, the first payment shall be one-fifth (1/5) of the Account Balance, calculated as described in this definition. The following year, the payment shall be one quarter (1/4) of the Account Balance, calculated as described in this definition.

ARTICLE 2
Selection/Enrollment/Eligibility

2.1	Eligibility. Participation in the Plan shall be limited to Employees and to Directors who the Committee designates, in its sole discretion, for participation, provided that any Employees so designated must meet the requirement of ERISA that they be members of a select group of management or highly compensated employees of the Company (which determination shall be made by the Committee, in its sole discretion).

2.2	Enrollment Requirements. As a condition to participation, each selected Employee and each Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, all within thirty (30) days (or such earlier date as determined by the Committee) after he or she is notified of his or her eligibility to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary, including, but not limited to, establishing different requirements with respect to the timing of Bonus Deferrals.

2.3	Commencement of Participation. Provided a selected Employee or a Director has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee or Director completes all enrollment requirements. If an Employee or Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Committee of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Committee determines in good faith that an Employee no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant’s Account Balance as a Termination Benefit and terminate the Participant’s participation in the Plan.

2.5	Insider Trading Policy. Notwithstanding any other provision herein to the contrary, all discretionary transactions involving the Stock Unit Fund, including, but not limited to decisions regarding investment, changes in payout method, re-deferrals of Short-Term Payouts and revocations of deferral elections, are all subject to and must comply with the Company’s Insider Trading Policy.

ARTICLE 3
Deferral Commitments/Crediting/Taxes

3.1	Minimum Deferral.

	(a)	Annual Base Salary, Incentive Payments and Directors Fees. Subject to Section 3.7, for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary and/or Incentive Payments (as and to the extent each type of Incentive Payment applies to the Participant), or Directors Fees, in minimum increments of one percent (1%) for each item of deferral and in the minimum amount of two thousand dollars ($2,000) in the aggregate.

	(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is twelve (12).

	(c)	Provisos. Notwithstanding the foregoing, (i) the Committee may, in its sole discretion, establish for any Plan Year a different minimum amount (including establishing different minimum amounts for Annual Base Salary and Incentive Payments and Directors Fees), and (ii) any Guideline LTIP Deferral may not be for more than the applicable percentage of the after-tax LTIP Payout to which it pertains (i.e., fifteen percent (15%), twenty five percent (25%) or fifty percent (50%), depending on the office that the Participant holds). If an election is made for less than the stated minimum amount(s), or if no election is made, the amount deferred shall be zero (0).

3.2	Maximum Deferral.

	(a)	Annual Base Salary, Incentive Payments and Directors Fees. Subject to Section 3.7, for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary and/or Incentive Payments (as and to the extent each type of Incentive Payment applies to the Participant) or Directors Fees, up to the following maximum percentages for each deferral elected:

Deferral Type	Maximum Percentage

Annual Base Salary	50%
Each Incentive Payment	100%
Directors Fees	100%

	(b)	Committee’s Discretion. Notwithstanding the foregoing, (i) the Committee may, in its sole discretion, establish for any Plan Year maximum percentages which differ from those set forth above, and (ii) if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to Annual Base Salary and/or Incentive Payments, or Directors Fees, shall be limited to the percentage of such item of compensation not yet earned by, or, in the case of Incentive Payments, not yet payable to the Participant as of the date the Participant submits a Plan Agreement and Election Form(s) to the Committee for acceptance.

3.3	Election to Defer/Effect of Election Form.

	(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make a deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form(s) must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

	(b)	Subsequent Plan Years. For each succeeding Plan Year, a deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, a new Election Form(s) as follows:

		(i)	for the deferral of Annual Base Salary or commissions, on or before the last day of the Plan Year preceding the Plan Year in which the Annual Base Salary or commissions otherwise would be paid (or such earlier date as may be prescribed by the Committee);

		(ii)	for Bonus Deferrals, on or before the last day of the Plan Year preceding the Plan Year in which the annual bonus or sales bonus otherwise would be earned (or such earlier date as may be prescribed by the Committee);

		(iii)	for Directors Fees, on or before the last day of the Plan Year preceding the Plan Year in which the Directors Fees otherwise would be paid (or such other date as may be prescribed by the Committee);

(iv) for the deferral of an LTIP Payout, on or before the last day of the first Plan Year of the two (2) year performance period to which the LTIP Payout relates under the LTIP (or such earlier date as may be prescribed by the Committee); and

(v) for RSU Deferrals, at least twelve (12) months (or such earlier date as may be prescribed by the Committee) prior to the date the restricted stock units or other similar equity-based awards to which the RSU Payout relates become vested and payable.

If no such Election Form(s) is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero (0) for that Plan Year.

(c) RSU Deferrals. Notwithstanding the preceding, any election to defer an RSU Payout is subject to any requirements and prerequisites as the Committee may establish.

(d) Change in Election. A Participant may not elect to change his or her deferral election that is in effect for a Plan Year; provided, however, that a Participant may revoke completely a deferral election for Annual Base Salary and/or for any Incentive Payment, or for any Directors Fees, not yet payable at the time of the Participant’s revocation election. Such revocation will itself be irrevocable (i) for the remainder of the Plan Year, in the case of Annual Base Salary and/or commission deferrals, or Directors Fees, and (ii) entirely, with respect to the particular Incentive Payment deferral to which the revoked election relates. Any such revocations shall be subject to and shall require the consent of the Committee. Revocations will become effective no sooner than thirty (30) days following receipt of the Committee’s consent.

3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in the amounts elected by the Participant, as adjusted from time to time for increases and decreases in Annual Base Salary. The Incentive Payments portion of the Annual Deferral Amount, if any, shall be withheld at the time the Incentive Payment is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. The Directors Fees portion of the Annual Deferral Amount, if any, shall be withheld at the time the Directors Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5	Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Account Balance.

3.6	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Sub-Accounts. Two separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), as follows:

(i) The first Sub-Account shall be attributable to the portion of the Participant’s Account Balance representing new deferrals credited to the Plan (and earnings or losses thereon) for which a separate election of Measurement Funds (as defined in subsection (d), below) may be made as provided in subsection (b), below (i.e., separate from the election made with respect to the Participant’s existing Account Balance, as described immediately below).

(ii) The second Sub-Account is attributable to the Participant’s existing Account Balance (i.e., past years’ credited deferrals and earnings or losses thereon) with respect to which an election of Measurement Funds previously has been made by the Participant as provided in subsection (b), below.

(b)	Election of Measurement Funds. Subject to Section 3.6(f) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form(s), one or more Measurement Fund(s) (as described in Section 3.6(d) below) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Committee that is accepted by the Committee (which submission may take the form of an electronic transmission, if required or permitted by the Committee), to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Fund(s). If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

The foregoing notwithstanding, (i) a Participant’s RSU Deferral (if any) automatically will be allocated to the Stock Unit Fund; (ii) except with respect to a Participant’s RSU Deferral (if any), an investment election by a Participant into the Stock Unit Fund will actually be allocated to the Stock Unit Fund solely on a quarterly basis, on the thirtieth (30th) calendar day after release by the Company of its earnings report for the fiscal quarter in which such investment election was made in accordance with the Company’s Insider Trading Policy, or on such other date as the Committee shall determine (with the amount so allocated being the elected portion of the Participant’s Account Balance, plus or minus earnings or losses on that portion through the allocation date calculated by reference to the earlier-elected Measurement Fund for that portion (or, if there was no earlier election made, by reference to the money market, fixed income or similar Measurement Fund(s) offered under the Plan as determined by the Committee in its discretion)); and (iii) an election out of the Stock Unit Fund and into an alternative Measurement Fund will not be permitted.

(c)	Proportionate Allocation. In making any election described in and permitted by Section 3.6(b) above, the Participant shall specify on the Election Form(s), in whole percentage points, the percentage of each of his or her Sub-Account(s) to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)	Measurement Funds. Subject to Sections 3.6(b) and 3.6(f), the Participant may elect one or more of the Measurement Funds set forth on Schedule A (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund(s). Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change. If the Committee receives an initial or revised Measurement Fund(s) election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Fund(s) election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Fund(s) election, the Participant shall be deemed to have filed no deemed investment direction). If the Committee possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Fund(s) of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Committee in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to hold harmless the Committee and the Company, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. Subject to Section 3.6(b) regarding the date amounts are allocated to the Stock Unit Fund, a Participant’s Account Balance shall be credited or debited on a daily basis with respect to the Stock Unit Fund and on a quarterly basis with respect to the Fixed Income Fund based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary and/or Incentive Payments, or Directors Fees, through reductions in his or her pay, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar day, no earlier than three (3) business days prior to the distribution, at the closing price on such date. The preceding notwithstanding (i) amounts allocated to the Stock Unit Fund will be credited or debited in accordance with Section 3.6(f) below, and (ii) amounts allocated to the fixed income Measurement Fund offered under the Plan as of the Effective Date will be credited or debited in accordance with Schedule A.

(f)	Stock Unit Fund. Notwithstanding anything herein to the contrary, each Participant’s RSU Deferrals, upon being credited to the Participant’s Account Balance, shall automatically be allocated to the Stock Unit Fund, and shall remain allocated to the Stock Unit Fund. Those amounts, as well as any other portions of a Participant’s Account Balance that are directed at the election of the Participant into the Stock Unit Fund in accordance with Section 3.6(b), may not later be redirected by the Participant out of the Stock Unit Fund and into any of the other Measurement Funds.

The portion of a Participant’s Account Balance allocated to the Stock Unit Fund shall be credited as follows: on any date on which any Annual Deferral Amounts are allocated to the Stock Unit Fund in accordance with Section 3.6(b) (an “Allocation Date”), the Participant’s Stock Unit Sub-Account shall be credited with a number of

Stock Units equal to (i) the amount allocated to the Stock Unit Sub-Account divided by (ii) the “Price per Share” (as defined below) on the Allocation Date. Fractional Stock Units shall be rounded to the nearest one tenth (1/10th) of a Stock Unit. On any given day, the value of the Stock Unit Sub-Account shall equal the number of Stock Units then credited to the Stock Unit Sub-Account multiplied by the Price per Share on such date. Stock Units do not constitute shares of Common Stock, interests in Common Stock or any other security of the Company. They merely reflect an unfunded promise to pay deferred compensation in the future. For purposes of this Section 3.6, the “Price per Share” shall equal the closing sale price per share at which shares of the Common Stock are sold on the New York Stock Exchange on such date or, if no Common Stock was traded on such date, the closing sale price at which the Common Stock is sold on the next preceding date the Common Stock was so traded.

Dividends paid on the Company’s Common Stock shall be credited to the Participant’s Account Balance on every date the Company issues a dividend with respect to its Common Stock, in an amount equal to (i) the product of (A) the dividend per share of Common Stock times (B) the number of Stock Units in the Participant’s Stock Unit Sub-Account immediately before the dividend record date, divided by (ii) the price per share on the dividend record date. Such credited amount shall be allocated to the money market, fixed income or similar Measurement Fund then available under the Plan as determined by the Committee in its discretion. In the event of any recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or change in shares of the Company or similar event, the Board, upon recommendation of the Committee, may make appropriate adjustments to the number of Stock Units credited to each Participant’s Stock Unit Sub-Account.

(g)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Fund(s) are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured general creditor of the Company.

(h) Beneficiary Elections. Each reference in this Section 3.6 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

3.7	Payroll Reductions and Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Company shall withhold from that portion of the Participant’s Annual Base Salary or other compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Company shall withhold from the Participant’s actual Incentive Payments deferral amount the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with applicable tax withholding requirements. In addition, the Committee may reduce the Annual Deferral Amount to the extent necessary to make any other payroll reductions elected by the Participant or required under any other benefit plan of the Company (e.g., reductions for insurance premiums or 401(k) plan contributions).

3.8	Distributions. Payments from the Plan shall be made in the form of cash; provided, that, any portion or a Participant’s Account Balance that is allocated to the Stock Unit Fund as of the date payment is to be made shall be paid solely in the form of shares of Common Stock. Each payment shall be charged on a pro rata basis against the Measurement Funds in which the Participant’s Account Balance is deemed to be invested as of the date of such payment. The Company shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Company in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company. If necessary, the Company shall withhold from the Participant’s cash compensation the Participant’s share of applicable payroll taxes, such as on a distribution under the Plan of shares of Common Stock.

ARTICLE 4
Short-Term Payout/Unforeseeable Financial Emergencies

4.1	Short-Term Payout. In connection with each Plan Year’s Annual Deferral Amount (i.e., the deferrals actually credited to the Participant’s Account Balance during that Plan Year), a Participant may irrevocably elect to receive a future “Short-Term Payout” from the Plan. Subject to the Deduction Limitation and to Sections 3.6(f) and 3.8 above, the Short-Term Payout shall be, as elected by the Participant, a lump sum payment in an amount that is equal to the Annual Deferral Amount or annual installments pursuant to the Yearly Installment Method elected by the Participant, and amounts credited or debited thereto in the manner provided in Section 3.6 above, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). If the amount being paid out in the form of a Short-Term Payout is less than one hundred fifty thousand dollars ($150,000), payment of his or her Short-Term Payout shall be in a lump sum. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a period beginning one (1) day and ending ninety (90) days after the last day of any Plan Year designated by the Participant that is at least two (2) or more Plan Years (as determined from time to time by the Committee) after the Plan Year in which the Annual Deferral Amount is actually deferred (i.e., credited to the Participant’s Account Balance), as specifically elected by the Participant. By way of example, if a two (2) year Short-Term Payout in a lump sum is elected for Annual Deferral Amounts that are credited during the Plan Year commencing January 1, 2004, the two (2) year Short-Term Payout would become payable during a ninety (90) day period commencing January 1, 2007. Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary (unless otherwise determined by the Committee), a Participant who is an active Employee or an active Director may, with respect to each Short-Term Payout, on a form determined by the Committee, make one or more additional deferral elections (a “Subsequent Election”) to defer payment of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Committee no later than one hundred eighty (180) days (or such greater number of days as the Committee may prescribe) prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and such Subsequent Election is at least two (2) Plan Years (or such greater number of Plan Years as the Committee may prescribe) from the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid. The Committee shall have the discretion to accelerate a Participant’s Short-Term Payout by reducing a Participant’s Yearly Installment Method to fewer years than otherwise elected. Notwithstanding the above, once a Short-Term Payout has commenced pursuant to a Yearly Installment Method, no such Subsequent Election can be made for the unpaid portion of such Short-Term Payout.

4.2	Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Articles 5, 6 or 7, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by the Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the

Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval or as soon as administratively practicable thereafter. The payment of any amount under this Section 4.3 shall be subject to Sections 3.6(f), 3.8 and 14.18, but shall not be subject to the Deduction Limitation.

ARTICLE 5
Termination Benefit

5.1	Termination Benefit. Subject to the Deduction Limitation and to Sections 3.6(f) and 3.8 above, a Participant who experiences a Termination of Employment shall receive (or, if Termination of Employment is due to the Participant’s death, his or her Beneficiary shall receive), as a Termination Benefit, the Participant’s entire Account Balance.

5.2	Payment of Termination Benefit. If the Participant’s Account Balance at the time of his or her Termination of Employment is less than one hundred fifty thousand dollars ($150,000), payment of his or her Termination Benefit shall be in a lump sum. If the Participant’s Account Balance at such time is equal to or greater than that amount, the Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive (or to have his or her Beneficiary receive) the Termination Benefit in a lump sum or pursuant to a five or ten year Yearly Installment Method. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one hundred eighty (180) days (or such greater number of days as the Committee may prescribe) prior to the Participant’s Termination of Employment and is accepted by the Committee in its sole discretion. The valid Election Form most recently accepted by the Committee shall govern the payout of the Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. Subject to Sections 3.6(f), 3.8 and 14.18, the lump sum payment shall be made, or installment payments shall commence, no earlier than thirty (30) days and no later than ninety (90) days after the date of the Participant’s Termination of Employment. The Committee shall have the discretion to accelerate a Participant’s Termination Benefit by reducing a Participant’s Yearly Installment Method to fewer years than otherwise elected.

5.3	Death Prior to Completion of Termination Benefit. If a Participant dies after Termination of Employment but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (i) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (ii) in a lump sum, if requested by the Participant’s Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant’s unpaid remaining Account Balance. Any payment made hereunder shall be subject to Sections 3.6(f), 3.8 and 14.18, but shall not be subject to the Deduction Limitation.

ARTICLE 6
Change in Control Benefit

6.1	Change in Control Benefit. Notwithstanding anything herein to the contrary, upon a Change in Control, each Participant shall receive, within thirty (30) days following the Change in Control, the portion of his or her Account Balance attributable to his or her Guideline LTIP Deferrals. Payment shall be made solely in shares of Common Stock, in a single lump sum, subject to Sections 3.6(f), 3.8 and 14.18. In the event the surviving entity following a Change in Control does not assume the obligations under the Plan, any remaining portion of a Participant’s Account Balance which has not yet been paid as of the date of the Change in Control shall be paid within thirty (30) days following the Change in Control in the form of a lump sum amount. If the surviving entity following a Change in Control assumes the Plan, the Plan will remain in effect.

ARTICLE 7
Disability Waiver and Benefit

7.1	Disability Waiver.

	(a)	Waiver of Deferral. Upon application, a Participant who is determined by the Committee to be suffering from a Disability may suspend for the period of the Disability that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Annual Base Salary and/or Incentive Payments, or Directors Fees, for the Plan Year during which the Participant first suffers a Disability.

	(b)	Return to Work. If a Participant returns to active employment with the Company after a Disability ceases, the Participant may recommence electing to defer an Annual Deferral Amount for the Plan Year following his or her return to active employment; provided such deferral elections are otherwise allowed and an Election Form is timely delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

7.2	Continued Eligibility/Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed by the Company, and shall be eligible for the benefits provided for in Articles 4, 5 or 6 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, deem the Participant to have experienced a Termination of Employment after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Termination Benefit equal to his or her entire Account Balance at the time of the Committee’s determination, paid in accordance with Article 5. Any payment made hereunder shall be subject to Sections 3.6(f), 3.8 and 14.18, but shall not be subject to the Deduction Limitation.

ARTICLE 8
Beneficiary Designation

8.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

Notwithstanding the preceding or anything herein to the contrary, a married Participant shall be deemed to have designated his or her spouse as his or her Beneficiary. Such Participant may designate a non-spouse Beneficiary(ies) solely with the consent of his or her spouse, in such manner as the Committee shall reasonably require.

8.2	Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

8.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6	Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Committee to be a valid Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits. Neither the Committee nor the Company shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such Participant’s or Beneficiary’s last known address. If the Committee notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct payment of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Company, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Committee nor the Company shall be liable to any person for any payment made in accordance with such law.

ARTICLE 9
Leave of Absence

9.1	Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

9.2	Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 10
Termination/Amendment/Modification

10.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees or Directors, by action of the Board. Upon a complete or partial termination of the Plan, the Plan Agreements of the affected Participants shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination, shall be paid to the Participants in accordance with their distribution elections in effect at the time of the Plan termination; provided that, the Board may, in its sole discretion, accelerate payment as soon as practicable following Plan termination in a lump sum or pursuant to the Yearly Installment Method but over fewer years. Except as provided in the preceding sentence, the termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

10.2	Amendment. The Company may, at any time, unilaterally amend or modify the Plan in whole or in part by the action of the Board; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Company shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to the Yearly Installment Method but over fewer years.

10.3	Plan Agreement. Despite the provisions of Sections 10.1 and 10.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

10.4	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 7 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

10.5	Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the amounts or to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code).

10.6	Changes in Law Affecting Taxability.

(a) Operation. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue

Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(b)	Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account Balance is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account Balance not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

(c)	Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 11
Administration

11.1	Committee Duties. This Plan shall be administered by the Committee, any of whose members may be Participants under this Plan. The Committee shall have the discretion and authority to (i) interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

11.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as they see fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

11.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.4	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Committee.

11.5	Company Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of the Participants, the date and circumstances of the Disability or Termination of Employment of the Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 12
Other Benefits and Agreements

12.1	Coordination with Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other plan or program except as may otherwise be expressly provided.

ARTICLE 13
Claims Procedures

13.1	Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Article, references to disability benefit claims are intended to describe claims made by Participants for Termination Benefits payable pursuant to Articles 5 and 7, but only if and to the extent that such claims require an independent determination by the Committee that the Participant is or is not suffering from a Disability. If the Committee’s determination is based entirely on a Disability determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a disability insurance policy covering the Participant, the Participant’s claim shall not be treated as a Disability claim for purposes of the special provisions of this Article that apply to claims for which an independent determination of Disability is required.

13.2	Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Committee. The Committee shall review the claim itself or appoint an individual or an entity to review the claim.

(a) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit that does not arise from a Disability (or that arises from a Disability but does not require an independent determination by the Committee of a Participant’s Disability status), the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Committee or appointee of the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b) Disability Benefit Claims. In the case of a benefits claim that requires an independent determination by the Committee of a Participant’s Disability status, the Committee shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Committee, the Committee needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Committee receives the claim, of those circumstances and of when the Committee expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Committee, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Committee notifies the Claimant of the circumstances requiring the extension and the date as of which the Committee expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)	Manner and Content of Denial of Initial Claims. If the Committee denies a claim, it must provide to the Claimant, in writing or by electronic communication:

	(i)	The specific reasons for the denial;

	(ii)	A reference to the Plan provision or insurance contract provision upon which the denial is based;

	(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

	(iv)	An explanation of why such additional material or information is necessary;

	(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

	(vi)	A statement of the participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of Termination Benefits on the basis of the Committee’s independent determination of the Participant’s Disability status, the Committee will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

13.3	Review Procedures.

	(a)	Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

	(b)	Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in subsection (a) above, a Claimant whose claim for Termination Benefits requires an independent determination by the Committee of the Participant’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(i) The Committee will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor by a subordinate of the individual who made the determination.

(ii) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

	(iii)	The Committee will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

	(iv)	The decision on review will be made within forty-five (45) days after the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(c)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Committee will give the Claimant, in writing or by electronic notification, a notice containing:

	(i)	its decision;

	(ii)	the specific reasons for the decision;

	(iii)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

	(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

	(v)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

	(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

13.4	Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

13.5	Legal Action. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

ARTICLE 14
Miscellaneous

14.1	Status of Plan. The Plan is intended to be a “top hat” plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

14.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money or shares of Common Stock in the future.

14.3	Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

14.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5	Not a Contract of Employment; No Guarantee of Payment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and a Participant. Such employment is hereby acknowledged, subject to applicable state law, to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided otherwise in a written employment agreement. Nothing in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, or to interfere with the right of the Company to discipline or discharge the Participant at any time. Nothing in this Plan shall be deemed to be a guarantee of any right to payment of any particular form of compensation whether a Participant has elected to defer such compensation hereunder or not.

14.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations as the Committee may deem necessary.

14.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9	Governing Law. Subject to ERISA and other applicable federal law, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

14.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Vice President, Human Resources Oxford Health Plans, Inc. 48 Monroe Turnpike Trumbull, Connecticut 06611

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

14.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines (notwithstanding the provisions of Section 14.4) that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse, subject to Section 3.8, above.

14.16	Payment in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, the Participant may petition the Committee for a payment of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall pay to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability payment shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

14.17	Insurance. The Company, on its own behalf, and in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Company shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

14.18	Government and Other Regulations. The Plan, and the right of the Company to offer participation herein and to make payment hereunder in shares of Common Stock or otherwise, shall be subject to all applicable laws, rules, regulations and securities exchange requirements. The Plan shall be administered in all respects to comply with any such applicable laws, rules, regulations and requirements, including to effect or obtain any and all listings, approvals, registrations and Participant agreements and representations as the Committee shall determine to be necessary or desirable.

Schedule A

Measurement Funds

Pursuant to Section 3.6(d) and subject to Section 3.6(f), the Participant may elect one or both of the following Measurement Funds:

Fund Class	Measurement Fund

Fixed Income Fund*	Merrill Lynch Corporate Government Master Index*
Common Stock Fund	Oxford Health Plans, Inc. Common Stock

* Interest will be credited under this Measurement Fund on a quarterly basis, based upon the interest rate for this Index as of the end of the previous quarter.